SAFEWAY INC.
RETENTION BONUS PLAN

Effective as of March 6, 2014

     1. Introduction and Purpose.

This Safeway Inc. Retention Bonus Plan (this “Plan”) has been adopted in connection with the transaction contemplated under that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 6, 2014 by and among Safeway Inc. (the “Company”), AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, and Saturn Acquisition Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, pursuant to which, among other matters and on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Transaction”), with the Company continuing as the surviving corporation. Both the Company and Parent believe that the value of the Company will be enhanced by the continued employment of certain of the Company’s key employees through the consummation of the Merger (the “Closing”), and the Company has established this Plan to create an incentive for such employees to continue their employment with the Company, through the grant of retention bonuses.

    2. Retention Bonuses.

(a) The key employees and other service providers of the Company eligible to participate in the Plan (collectively, the “Participants”) are set forth on Exhibit A hereto. Each Participant shall be eligible for a retention bonus (a “Retention Bonus”) equal to the percentage of such Participant’s Base Salary, as set forth opposite such Participant’s name on Exhibit A, on each Retention Date subject to such Participant’s continued employment or service relationship with the Company through such Retention Date.

(b) Each Retention Bonus earned pursuant to Section 2(a) above shall be paid as a cash lump sum as soon as practicable after the applicable Retention Date (and in no event later than 30 days after the applicable Retention Date) and shall be subject to reduction for all applicable income and employment withholding taxes and other regular payroll deductions.

(c) If a Participant’s employment or service relationship with the Company terminates prior to a Retention Date, other than in the case of any Involuntary Termination, such Participant shall immediately forfeit any right to receive the applicable Retention Bonus under this Plan and shall have no further rights with respect thereto.  Notwithstanding Section 2(a), if a Participant’s employment with the Company is terminated in any Involuntary Termination prior to a Retention Date, such Participant shall be entitled to the Retention Bonus(es) on the same basis as if such Participant had remained employed through each Retention Date; provided, that such Retention Bonus(es) shall be paid to such Participant as a cash lump sum as soon as practicable after the date of such Involuntary Termination (and in no event later than 30 days after the date of such Involuntary Termination).

     3. Definitions.

(a) Base Salary. For purposes hereof, “Base Salary” means the annual base salary in effect immediately prior to the effective date of the Plan.

(b) Involuntary Termination. For purposes hereof, “Involuntary Termination” with respect to a Participant means (i) termination of such Participant’s employment without Cause or (ii) such Participant’s voluntary termination for Good Reason.

(c) Cause. For purposes hereof, “Cause” shall have the meaning ascribed to such term in any written employment agreement between or among Participant and the Company and/or any of its subsidiaries and, if no such written employment agreement shall be in force or effect, shall mean (a) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or adversely affects the Company’s operations, financial performance, or relationship with its customers; (b) misappropriation of funds or other property of the Company or its affiliates; (c) refusal to perform the lawful and reasonable directives of Participant’s supervisor, the Company’s Chief Executive Officer or the Board; (d) Participant’s failure to perform the duties of his or her employment with the Company or any of its subsidiaries which continues for a period of fourteen (14) days (other than by reason of illness or injury); or (e) material breach of any agreement with or duty owed to the Company or any of its affiliates. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Participant with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.

(d) Good Reason. For purposes hereof, “Good Reason” shall have the meaning ascribed to such term in any written employment agreement between or among Participant and the Company and/or any of its subsidiaries and, if no such written employment agreement shall be in force or effect, shall mean the occurrence of any of the following, without Participant’s prior consent: (a) a material, adverse change in Participant’s responsibilities, authority or duties (including as a result of the assignment of duties materially inconsistent with Participant’s position); (b) a material reduction in Participant’s base salary; (c) a material transfer of Participant’s principal place of employment to a location more than fifty (50) miles away from Participant’s principal place of employment immediately prior to the Transaction; or (d) the Company’s material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Participant provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection; and (z) Participant resigns his or her employment within thirty (30) days following the expiration of that cure period.

(e) Retention Date. For purposes hereof, the “First Retention Date” shall be March 6, 2015 and the “Second Retention Date” shall be March 6, 2016. The First Retention Date, together with the Second Retention Date shall be referred to as the “Retention Dates.”

     4. Section 280G.

Notwithstanding any provision of this Plan to the contrary, if any payments or benefits a Participant would receive from the Company under this Plan or otherwise in connection with the Transaction (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then such Participant will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to one dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such Participant on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 4 shall be made in writing by the independent public accountant of the Company immediately prior to the Retention Date (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the applicable Participant. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 4 of the Total Payments to be delivered to the applicable Participant, such reduction shall first be applied to any cash amounts to be delivered to the applicable Participant under this Plan and thereafter to any other severance benefits or payments otherwise owing to such applicable Participant.

     5. Section 409A.

To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (a) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or preserve the economic benefits of this Plan and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under this Plan.

     6. Plan Administration.

(a) This Plan shall be administered by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof (the “Plan Administrator”). Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret this Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of this Plan. Decisions of the Plan Administrator shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. All determinations and interpretations of the Plan Administrator shall be final, binding, and conclusive as to all persons.

(b) Neither the Plan Administrator nor any employee, officer, agent, or director of the Company shall be personally liable by reason of any action taken with respect to this Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) arising out of any act or omission to act in connection with this Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

(c) The Plan Administrator may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.

(d) The Plan Administrator shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

     7. Right to Amend or Terminate Plan.

The Company reserves the right to amend, in whole or in part, any or all of the provisions of this Plan by action of the Plan Administrator at any time prior to either Retention Date for any reason, provided that in no event shall any amendment adversely impact a Participant’s rights hereunder without the express written consent of such affected Participant. Notwithstanding anything herein to the contrary, this Plan shall be effective as of the date it is approved by the Board and shall terminate upon the payment of all amounts payable hereunder.

     8. No Guarantee of Employment.

This Plan is not a guarantee of continued employment for any employee of the Company, including any employee potentially eligible for benefits hereunder. An employee’s employment remains terminable at any time with or without cause by either the employee or the Company.

     9. Applicable Law.

This Plan and all action taken under it shall be governed as to validity, construction, interpretation, and administration by the laws of the State of Delaware (without regard to the choice of law principles thereof) and any applicable U.S. federal law.

     10.  Successors.

For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company, as herein before defined and any successor, parent corporation or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

     11. General Provisions.

(a) Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company, except as specifically provided herein.

(b) No person having a benefit under this Plan may assign, transfer, or in any other way alienate any benefit hereunder, nor shall any benefit under this Plan be subject to garnishment, attachment, execution, or levy of any kind.

(c) Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Plan Administrator, or any fiduciary, employee, or agent of the Company.

(d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold for federal, state, or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to a Participant upon such terms and conditions as the Plan Administrator may prescribe.

(e) Should any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

(f) Any benefits payable under this Plan shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

(g) In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

(h) All announcements, notices, and other communications regarding this Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to this Plan or official written communications issued by the Company in connection with this Plan, Participants in this Plan may not rely on any representation or statement made by the Company or its affiliates or any of its or their officers, directors, employees, or agents, whether written or oral, regarding such Participants’ participation in this Plan and any rights thereunder.

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The Safeway Inc. Retention Bonus Plan is adopted by the Board of the Company on March 6, 2014.

SAFEWAY INC.
By: /s/ Robert A. Gordon
Print Name: Robert A. Gordon
Title: Senior Vice President